SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                             USA BIOMASS CORPORATION

                            -------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
         (State or Other Jurisdiction of Incorporation or Organization)

                                   33-0329559
                      (I.R.S. Employer Identification No.)


7314 Scout Avenue, Bell Gardens, California                            90201
(Address of Principal Executive Offices)                            (Zip Code)

                AMCOR Capital Corporation 1997 Stock Option Plan
                            (Full Title of the Plan)

       Fred H. Behrens, 7314 Scout Avenue, Bell Gardens, California 90201
                     (Name and Address of Agent for Service)

                                 (562) 928-9900
          (Telephone Number, Including Area Code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

================================================================================================================
                                      Amount        Proposed maximum     Proposed maximum
       Title of securities            to be          offering price         aggregate           Amount of
         to be registered         registered(1)       per share(2)        offering price     registration fee
----------------------------------------------------------------------------------------------------------------
Common Stock, $.002 par value        320,000             $4.0625            $1,300,000           $343.20
================================================================================================================

(1) Consists of 320,000 shares under the 1997 Stock Option Plan.

(2) Calculated in accordance with Rule 457(h)(1) on the basis of the average of the high and low sales price reported for such securities by The Nasdaq SmallCap Market on December 17, 1999.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

     (a) General Plan Information. The title of the plan is AMCOR Capital Corporation 1997 Stock Option Plan ("Plan"). The purpose of the Plan is to provide the Company with a means of attracting and retaining the services of highly motivated directors and key personnel. The Plan became effective November 14, 1997 and, except as to options granted and outstanding under the Plan prior to such time, the Plan will terminate at midnight on November 14, 2007. The Plan is administered by a committee of the Board of Directors ("Committee") consisting of not less than two (2) and no more than five (5) directors of USA Biomass Corporation, a Delaware corporation formerly named AMCOR Capital Corporation ("Company"). The Plan may be modified by the Committee, and adjustments to existing options made, in the event of a recapitalization, reclassification, reorganization, merger, consolidation, share exchange, or other business combination, and may be terminated in the event of the Company's liquidation or dissolution. The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

     (b) Securities to be Offered. The Committee is authorized to grant options for up to 500,000 shares of the Company's $.002 par value common stock. The price per share to be paid by the respective optionees shall not be less than one hundred percent (100%) of the fair market value, as that term is defined in the Plan, of one share of the optioned common stock on the date on which the option is granted.

Item 2. Registrant Information and Employee Plan Annual Information

Participants in the Plan will be provided copies of the documents incorporated by reference in Item 3 of Part II of this Registration Statement without charge upon written or oral request. These documents are incorporated by reference in the Section 10(a) prospectus. Other documents required to be delivered to employees in accordance with the provisions of Rule 428(b) promulgated pursuant to the Securities Act of 1933 ("Securities Act") will be provided without charge upon written or oral request. Participants should contact Eugene Tidgewell, Chief Financial Officer, 7314 Scout Avenue, Bell Gardens, California 90201, telephone 562.928.9900 to request such documents.

The information required by Part I to be specified in the Section 10(a) prospectus not specified in this Part I is omitted from this Registration Statement in accordance with the provisions of Rule 428 promulgated pursuant to the Securities Act and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The  Company   incorporates  the  following   documents  by  reference  in  this
Registration Statement:

     (a) The Company's latest Annual Report on Form 10-KSB for the year ended December 31, 1998, filed with the Commission on March 8, 1999;

     (b) All reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended December 31, 1998; and

     (c) The description of the Company's common stock specified in the Company's Registration Statement on Form S-1 which was declared effective by the Commission on May 2, 1988, pursuant to the provisions of the Securities Act, in which there is described the terms, rights and provisions applicable to the Company's outstanding common stock;

All other documents filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel. No "expert", as that term is defined pursuant to Regulation Section 228.509(a) of Regulation S-B, or the Company's "counsel", as that term is defined pursuant to Regulation Section 228.509(b) of Regulation S-B, was hired on a contingent basis, or will receive a direct or indirect interest in the Company, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company, at any time prior to the filing of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The Company's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation, against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES OCCURRING PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT MAY BE PERMITTED AS TO DIRECTORS, OFFICERS, OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND, THEREFORE, IS UNENFORCEABLE.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

5    Opinion of Stepp & Beauchamp LLP

15 Previously filed on November 15, 1999 with the Commission as an exhibit to Quarterly Report on Form 10-QSB

23.1 Consent of Stepp & Beauchamp LLP (contained in its opinion filed as Exhibit 5 to this Registration Statement)

23.2 Consent of Kelly and Company

99   AMCOR Capital Corporation 1997 Stock Option Plan

Item 9. Undertakings.

     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) to specify in the prospectus any facts or events occurring after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information specified in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee"
table in the effective registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is specified in periodic reports filed by the Company pursuant to the provisions of Section 13 or Section 15(d) of the Securities Act that are incorporated by reference in this Registration Statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on this 20th day of December, 1999.

USA BIOMASS CORPORATION, a Delaware corporation

/s/ Fred H. Behrens
--------------------------------------
Fred H. Behrens, Chairman of the Board
and Chief Executive Officer

/s/ Eugene W. Tidgewell
--------------------------------------
Eugene W. Tidgewell,
Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 17, 1999.

Signature                                   Title
---------                                   -----

/s/ Fred H. Behrens
---------------------
Fred H. Behrens                Chairman of the Board, Chief Executive Officer

/s/ Marlene A. Tapie
---------------------
Marlene A. Tapie               Director

/s/ H. Glen Leason
---------------------
H. Glen Leason                 Director

Pursuant to the requirements of the Securities Act of 1933, the members of the Committee have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bell Gardens, State of California, on December 20, 1999.

AMCOR Capital Corporation 1997 Stock Option Plan


By: /s/
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By: /s/
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